Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas New York, NY 10019 O: 212.999.5800 F: 212.999.5801

June 26, 2025

Lexeo Therapeutics, Inc.

345 Park Avenue South, Floor 6

New York, New York 10010

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”), filed by Lexeo Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of an aggregate of 41,630,514 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). All of the Shares are being registered for resale on behalf of certain stockholders of the Company, including their transferees, pledgees or donees or their respective successors (the “Selling Stockholders”), pursuant to that certain registration rights agreement, dated May 27, 2025, by and among the Company and the Selling Stockholders (the “Registration Rights Agreement”). The Shares consist of (i) 20,790,120 outstanding shares of Common Stock (the “Outstanding Shares”) that are held by the Selling Stockholders, (ii) 6,963,556 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock that are held by certain of the Selling Stockholders and (iii) 13,876,838 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding common warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase shares of Common Stock held by the Selling Stockholders.

We are acting as counsel for the Company in connection with the registration of the Shares for offer and resale. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters and such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below, including (i) the Form of Pre-Funded Warrant, filed as Exhibit 4.3 to the Registration Statement, (ii) the Form of Common Warrant, filed as Exhibit 4.4 to the Registration Statement, (iii) the Securities Purchase Agreement, dated May 27, 2025, between the Company and the Selling Stockholders (the “Purchase Agreement”), (iv) the Registration Rights Agreement, filed as Exhibit 10.2 to the Registration Statement and (v) the Company’s certificate of incorporation, filed as Exhibit 3.1 to the Registration Statement. We have not independently established the facts stated therein.

AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Lexeo Therapeutics, Inc.

June 26, 2025

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction, other than the federal laws of the United States of America and, the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2.	The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

Lexeo Therapeutics, Inc.

June 26, 2025

In addition, we express no opinion as to whether a state court outside of the State of New York or federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation